Exhibit 99.1

SurgiCare Inc. Summarizes Third Quarter 2003 Financial Results

    HOUSTON--(BUSINESS WIRE)--Nov. 24, 2003--SurgiCare Inc. (AMX:SRG), a Houston-based ambulatory surgery company, today summarizes financial results for the third quarter and first nine months of 2003.
    Revenues for the three months ending Sept. 30, 2003 were $1.67 million, an increase of 15% compared with year-ago quarterly revenues of $1.45 million. The third quarter 2003 net loss was $2.28 million, or 9 cents per common basic share, against a net loss of $7.33 million (49 cents per basic share) for the year-earlier quarter.
    In the first nine months of 2003, revenues were $5.89 million, a decrease of 31% compared with revenues of $8.49 million in the comparable 2002 period. The net loss was $3.87 million, or 16 cents per basic share compared to a net loss of $8.46 million, or 58 cents per share in the first nine months of 2002.
    The increase in revenue for the third quarter is due primarily to improved reimbursement rates from third-party payers. The average contractual allowance in the third quarter of 2003 was 67% of gross revenue compared to 85% in the comparable 2002 quarter.
    Case volume for the third quarter 2003 declined 19.2% over the year-ago period to 2,549. Due to uncertainty surrounding SurgiCare's financial condition, some physicians are splitting their caseload with other competing surgery centers, which has resulted in the decrease in cases. In the first nine months of 2003, case volume grew 16.3% over the year-ago period to 10,693. Please note that case volumes quoted here include all SurgiCare centers on a same store basis, regardless of SurgiCare's ownership interest. This is a reporting change from periods prior to the fourth quarter of 2002, which were reported only on a consolidated basis and not with a same store comparison.
    On Nov. 18, 2003, SurgiCare announced that it had entered into agreements relating to business combinations with Integrated Physician Solutions Inc., Dennis Cain Physician Solutions, Ltd. ("DCPS") and Medical Billing Services Inc. ("MBS"), an equity investment by Brantley Partners IV, L.P. and a recapitalization that will result in an expanded healthcare services company renamed "Orion HealthCorp Inc." In addition, during the third quarter SurgiCare pursued several initiatives to help position SurgiCare for future growth.
    Accounts Receivable Management. The improvement in (reimbursement rates from third-party payers) in the third quarter was due primarily to an outsourcing arrangement with DCPS and MBS that began late in the second quarter. SurgiCare believes that the anticipated acquisition of DCPS and MBS will significantly improve its accounts receivable management capabilities and help position SurgiCare as a lower cost provider in the future. It is anticipated that Orion will also market the DCPS and MBS services to unaffiliated surgery centers, providing growth opportunities in the DCPS/MBS division of Orion as well as a potential pipeline for future acquisitions by SurgiCare.
    Re-syndication of existing centers. The operating agreements and management agreements for several of SurgiCare's ambulatory surgery centers are in the process of being amended to provide for a more profitable structure for the future. The ownership interests of several inactive partners have been repurchased and are in the process of being re-syndicated to new physicians. In addition, SurgiCare intends to modify its equity positions to reflect a consistent 35-50% position in each of the centers.
    Engagement of Dr. Sheldon Glass M.D., MBA as a Medical Advisor. SurgiCare has engaged Dr. Sheldon Glass M.D., MBA as a Medical Advisor. Dr. Glass practiced solo primary care for a number of years in New York City prior to becoming executive director and then executive vice president, at Friendly Hills Healthcare Network, a large multi-specialty group in southern California. Subsequently, Dr. Glass moved to Dallas and became president of SMG Consulting and has been involved in business consulting to the healthcare industry, most recently assisting healthcare organizations in a variety of ways including medical real estate decision-making, organizational marketing, regulatory and financial recovery projects, and healthcare business mergers and acquisitions. For the last two years he has served as executive vice president of msi21 Inc., a Dallas-based healthcare business consulting firm, working in close partnership with the company's founder and CEO. Dr. Glass received his pre-med work at the University of Texas at Austin and received an M.D. from the University of Texas Southwestern Medical School in Dallas, Texas. He received his MBA from the University of Phoenix.
    Acquisition of New Surgery Centers. SurgiCare has recently received several inquiries regarding potential acquisitions of new centers. Active discussions are being held in the Dallas, Washington, New Orleans and Houston areas regarding both existing centers and de novo development projects consisting of surgery centers and imaging centers. Progress continues on the Tuscarawas Open MRI joint venture and it is anticipated that the center will open in the first quarter of 2004.
    "Significant progress has been made on numerous fronts to secure the long term profitability of SurgiCare. The improvements in the core discipline of accounts receivable management, the restructuring of the physician partnerships and the addition of Dr. Glass are critical milestones to positioning the company for substantial growth in 2004," commented Keith LeBlanc, CEO of SurgiCare. "The establishment of Orion will secure a multidimensional approach to servicing the outpatient marketplace."

    About SurgiCare Inc.

    SurgiCare Inc., based in Houston, operates freestanding, licensed, certified and Medicare-approved outpatient ambulatory surgery centers that are staffed by board-certified surgeons. SurgiCare's mission is to deliver high-quality, affordable, community-based healthcare and provide access to local, specialized services in its centers through program affiliations. Additional information concerning SurgiCare is available at www.surgicareinc.com.

    Information About Forward-Looking Statements

    Certain statements in this press release constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Acts"). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
    The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of SurgiCare and the other companies described herein. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
    Any number of factors could affect future operations and results, including, without limitation, SurgiCare's ability to consummate the transactions described herein and those specific risks that are discussed in SurgiCare's previously filed Annual Report on Form 10-KSB for the fiscal year ended Dec. 31, 2002.
    SurgiCare undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

    CONTACT: SurgiCare Inc., Houston
             Keith LeBlanc, 713-973-6675
             www.surgicareinc.com